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                                                                   Exhibit 10.26

                         EXECUTIVE EMPLOYMENT AGREEMENT



         AGREEMENT, dated as of December 3, 2001, by and between LANGER, INC., a New York corporation with offices at 450 Commack Road, Deer Park, NY 11729 ("Langer"), and RONALD E. BURON, residing at 4 Ivory Ct., East Northport, N.Y. 11731.

         WHEREAS, Langer is desirous of employing the Executive as a Vice President of Sales of Langer, and the Executive is desirous of serving Langer in such capacities, all upon the terms and subject to the conditions hereinafter provided.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

         1.       Employment.

         Langer agrees to employ the Executive, and the Executive agrees to be employed by Langer, upon the terms and subject to the conditions of this Agreement.

         2.       Term.

         The term of the Executive's employment under this Agreement shall commence on the date hereof and shall continue through December 31, 2004 (the "Initial Term"), unless earlier terminated as hereinafter provided. The Executive's employment shall continue after the Initial Term on a year-to-year basis (each, an "Additional Term" and, together with the Initial Term, the "Term") unless either the Executive or Langer gives written notice to the other not later than forty-five (45) days prior to the expiration of the Initial Term or any such Additional Term, as the case may be, of the decision not to extend the Executive's employment.

         3.       Duties; Efforts.

                  (a) The Executive shall serve as Vice President of Sales for Langer. The Executive shall have such duties as are customarily performed by a vice president of sales, including, but not limited to, directing and supporting field sales and operations staff, developing, managing, and implementing sales programs, implementing strategic sales and business plans, establishing and maintaining relationships with referral sources and the patient community, measurement of sales programs, developing and maintaining sales training programs, participating in the preparation of the annual budget, and developing and implementing a sales tracking and reporting system, and also have such other powers and duties as may be, from time to time, prescribed by the President or


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Chief Executive Officer of Langer. The Executive shall report directly to the
President and Chief Executive Officer of Langer.

                  (b) The Executive shall devote all of his business time, attention and energies to the business and affairs of Langer and its affiliated corporations, shall use his best efforts to advance the best interests of Langer.

                  (c) The Executive's principal office location will be at Langer's executive office at 450 Commack Road, Deer Park, NY. The Executive shall travel to other locations as may be necessary for the Executive to perform his duties.

         4.       Compensation and Benefits.

                  (a) Base Salary. Langer shall pay to the Executive a base salary (the "Base Salary") of $120,000 for the first year of the Initial Term. Beginning with the year commencing January 1, 2003, the Base Salary shall be reviewed annually by the Company. Base salary shall be paid in accordance with Langer's payroll practices for its executive employees.

                  (b) Bonus. The Executive shall be eligible to receive, with respect to each calendar year, a cash bonus (the "Bonus"), in addition to and separate from the Executive's Base Salary, pursuant to Langer's bonus program for Langer's executive employees. The First such bonus shall be based on the calendar year commencing January 1, 2002.

                   (c) Stock Options. In addition to the Executive's Base Salary and Bonus, upon the execution of this Agreement, Langer shall grant to the Executive options to purchase 75,000 shares of Langer's common stock, par value $.02 per share, under Langer's 2001 Stock Incentive Plan, at an exercise price of $6.50 per share. The Options shall be issued pursuant to a stock option agreement in the form attached hereto as Exhibit A ("Stock Option Agreement").

                  (d) Out-of-Pocket Expenses. Langer shall promptly pay to the Executive the reasonable expenses incurred by him in the performance of his duties hereunder, including, without limitation, those incurred in connection with business related travel or entertainment, or, if such expenses are paid directly by the Executive, shall promptly reimburse him for such payment, provided that the Executive properly accounts therefor and submits appropriate receipts therefor in accordance with Langer's expense policy.

                  (e) Participation in Benefit Plans. The Executive, subject to the terms, conditions and eligibility requirements applied generally, shall be entitled to participate in or receive benefits under any pension plan, health and accident plan or any other employee benefit plan or arrangement made available now or in the future by Langer to its employees and senior executives including, without limitation, 401(k) plans,


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and medical, dental, life and disability plans of Langer. Nothing herein shall be deemed to require the Company to establish or retain any such plans.

                  (f) Vacation. The Executive shall be entitled to paid vacation in accordance with Langer's policy.

         5.       Termination and Termination Payments.

         The Executive's employment hereunder shall terminate immediately upon the Executive's death or the Executive's voluntarily leaving the employ of Langer (other than for "Good Reason" (as defined in Section 5(c)), and may be terminated as follows:

                  (a) For Cause. Langer shall have the right to terminate the Executive's employment for "Cause," and, subject to Langer's obligations under
Section 6(c), without Cause. A termination for "CAUSE" is a termination by the Chief Executive Officer or by the board of directors of Langer (the "BOARD") finding that the Executive has:

                           (i)      breached, failed or refused to comply with
any of the material terms of this Agreement (which shall include Section 4(d)), for reasons other than Disability; or

                           (ii)     refused, neglected or failed to perform his
material duties under this Agreement, for reasons other than Disability; or

                           (iii)    been grossly negligent or has willfully or
intentionally failed to carry out, in any material respect, instructions of the Chief Executive Officer or the Board; or

                           (iv)     been convicted of or admitted to (including
nolo contendere) any act of fraud, larceny, misappropriation of funds or embezzlement or to or of a crime other than traffic offenses; or

                           (v)      has committed an act constituting sexual
harassment or employment discrimination, or

                           (vi)     repeatedly engaged in substance abuse;
provided, however, that

                  (A) on one occasion in the case of clauses (i), (ii) and (iii) above, provided the Executive shall have received written notice at least 5 days prior to such termination specifying the actions constituting Cause, during which period he shall have the opportunity to cure such conduct; and



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                  (B) in the case of paragraphs (iv), (v), and (vi) above the
Chief Executive Officer of the Board of Langer may terminate the Executive immediately upon delivery of a notice of termination.

                  (b) Upon Death or For Disability. The Executive's employment with Langer shall immediately terminate upon his death without any further action. Langer shall have the right to terminate the Executive's employment immediately upon delivery of notice to the Executive as a result of the Executive's Disability. For purposes of this Agreement, a "DISABILITY" shall be deemed to have occurred

                           (i) if (A) the Executive has been unable due to any
physical or mental illness or injury substantially to perform his duties hereunder for at least 30 consecutive days (exclusive of any vacation permitted under Section 4(f) hereof), (B) the Company delivers a written notice to the Executive ("Disability Notice") following such period stating that the Board intends to terminate the Executive by reason of Disability, but no earlier than the 45th day following the onset of such Disability, and (C) the Executive in fact fails to resume his full-time duties with Langer on or before such 45th day following the onset of such Disability; or

                           (ii) if the Executive is unable, due to any physical
or mental illness or injury, substantially to perform his duties hereunder for more than 90 days in any 360 day period.

                  (c) By the Executive for Good Reason. The Executive shall have the right to terminate his employment with Langer for "Good Reason." For purposes of this Agreement, "GOOD REASON" shall mean the breach, failure or refusal of Langer to comply with any of its material obligations under this Agreement, in any case other than an isolated, insubstantial and inadvertent failure, if such breach, failure, or refusal is not cured by the Company within thirty (30) days after receiving written notice from the Executive setting forth the nature of such breach.

         6.       Payments Upon Termination.

                  (a) Death or Disability. In the event of the termination of the Executive's employment as a result of his death or Disability, Langer shall:

                           (i)      pay to the Executive or his estate, as the
case may be, the Base Salary through the date of his death or Disability (pro rated for any partial month);

                           (ii)     pay to the Executive or his estate, as the
case may be, any earned and unpaid Bonus in accordance with Section 4(b) plus the pro rated portion of any guaranteed bonus for the year of termination;

                           (iii)    treat the Options as set forth in the
Stock Option Agreement;



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                           (iv)     reimburse the Executive, or his estate, as
the case may be, for any expenses reimbursable pursuant to Section 4(d) (the amounts payable pursuant to the foregoing clauses (i), (ii) and this clause (iv) being hereafter referred to as the "ACCRUED OBLIGATIONS"); and

                           (v)      provide to the Executive and/or his family,
as the case may be, (A) for the first year after the Executive's death or Disability, continued coverage under all welfare benefit plans including medical, accident, life or other disability plans and programs in which the Executive and his family participated immediately prior to his death or Disability to the extent such plans are maintained by the Company, and sharing in the cost of such benefit coverage in the same proportion as was in effect for the Executive immediately prior to his death or Disability and (B) after such one (1) year period, the Executive or his estate, as the case may be, shall be responsible for the full cost of the Executive's COBRA coverage.

         (b) By Langer for Cause or by the Executive Voluntarily (other than for Good Reason). In the event that the Executive's employment is terminated by Langer for Cause or by the Executive voluntarily (other than for Good Reason), Langer shall (i) pay to the Executive the Accrued Obligations and (ii) treat the Options as set forth in the respective Stock Option Agreement, and the Executive shall have no further entitlement to any other compensation or benefits from Langer. Without limitation of the foregoing, all unvested options held by the Executive shall be cancelled and of no effect.

                  (c) By the Executive for Good Reason or by Langer other than for Cause or the Executive's Disability. In the event that the Executive's employment is terminated by the Executive for Good Reason or by Langer other than for Cause or the Executive's Disability, then Langer shall:

                           (i)      pay to the Executive the Accrued
Obligations, within fifteen (15) days of termination of his employment;

                           (ii)     treat the Options as set forth in the Stock
Option Agreement;

                           (iii)    continue to pay Executive for a period of
six (6) months his Base Salary in effect on the date of termination;

                           (iv)     pay to the Executive a lump sum in an
amount equal to (A) any earned and unpaid Bonus in accordance with Section 4(b) plus the pro rated portion of any guaranteed bonus for the year of termination; and

                           (v)      pay or reimburse the Executive for six
(6) months after the Executive's termination, for continued coverage under all welfare benefit including medical, accident, life or other disability plans and programs in which the Executive


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participated immediately prior to his termination, (provided that the Executive will share the cost of such benefit coverage in the same proportion as was in effect for the Executive immediately prior to his termination).

                  (d) The Executive acknowledges that upon the termination of his employment pursuant to Sections 6(a), 6(b) or 6(c), he shall not be entitled to any payments or benefits that are not explicitly provided herein.

         7.       Covenant Regarding Inventions.

                  The Executive shall disclose promptly to Langer any and all inventions, discoveries, improvements and patentable or copyrightable works developed, initiated, conceived or made by him, either alone or in conjunction with others, during the Term hereof, all of which shall be considered "work for hire," and he assigns and shall assign, without additional consideration, all of his right, title and interest therein to Langer or its nominee. Whenever requested to do so by Langer, the Executive shall execute any and all applications, assignments or other instruments that Langer shall deem necessary to apply for and obtain letters patent, trademarks or copyrights of the United States or any foreign country, or otherwise protect Langer's interest therein. These obligations shall continue beyond the conclusion of the Term with respect to inventions, discoveries, improvements or copyrightable works made by the Executive during the Term and shall be binding upon the Executive's assigns, executors, administrators and other legal representatives.

         8.       Protection of Confidential Information.

                  As an inducement to Langer to enter into and perform its obligations under this Agreement, the Executive acknowledges that he has been and will be provided with information about, and his employment by Langer will, throughout the Term, bring him into close contact with, many confidential affairs of Langer, including proprietary information about the business of Langer (the "BUSINESS") including, without limitation, costs, profits, finances, internal financial statements, projections, markets, sales, customers, advertisers, vendors, products, key personnel, pricing policies, operational methods, technical processes and methods, plans for future developments, software, data bases, computer programs, specifications, documentation, designs, trade secrets, technology, know-how, research and development, inventions, patents and copyrights (and any renewals, reissues, extensions, divisions, continuations and continuations in part thereof and registrations, applications, patents of addition and inventors certificates) and other information not available to the public (collectively "Confidential Information"), all of which are highly confidential and proprietary and all of which were developed by Langer at great effort and expense. The Executive further acknowledges that the services to be performed by him under this Agreement are of a special unique, unusual, extraordinary and intellectual character and that the nature of the relationship of the Executive with Langer is such that the Executive is capable of competing with Langer. In


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recognition of the foregoing, the Executive covenants and agrees during the Term and thereafter he will:

                           (a)      keep secret all Confidential Information of
Langer's Business and not disclose them to anyone outside of Langer, either during or after the Term, except with Langer's prior written consent, with may be withheld for any or no reason;

                           (b)      not make use of any of such Confidential
Information for his own purposes or the benefit of anyone other than Langer, provided that the Confidential Information shall not include any information that (A) is required to be disclosed by law or by any government, regulatory or self-regulatory agency or body (excluding any Confidential Information which the Executive is advised in writing by counsel to Langer is not required to be disclosed); or (B) is or becomes generally available to the public other than as a result of the Executive's breach of this Section 8; provided that Executive shall have given Langer prompt notice of any such order or subpoena so that Langer may contest any such production; and

                           (c)      deliver promptly to Langer on termination
of this Agreement, or at any time Langer may so request, all Confidential Information, including but not limited to memoranda, notes, records, computer software discs, reports and other confidential documents (and all copies thereof) relating to the Business, that he may then possess or have under his control, except that he may retain personal notes, notebooks, journals and diaries provided that such materials do not contain confidential information.

         9.       Restriction of Competition; Interference; Non-Solicitation.

                  (a) As an inducement to Langer to enter into and perform its obligations under this Agreement, the Executive covenants and agrees that, during the period of his employment and for a period of one (1) year after the termination of his employment for any reason, neither the Executive nor his affiliates will, directly or indirectly, for their account or on behalf of any other Person (as defined in Section 9(b) below) or as an employer, employee, consultant, manager, agent, broker, contractor, stockholder, director or officer of a corporation, investor, owner, lender, partner, member, joint venturer, licensor, licensee, sales representative, distributor, or otherwise:

                           (i)      Solicit or engage in any business that
engages in the Business of Langer (each, a "COMPETITIVE BUSINESS").

                           (ii)     Directly or indirectly for his own account
or the benefit of others solicit, hire or retain any employee of Langer or its affiliates or persuade or entice any employee of Langer or its affiliates to leave the employ of Langer or its affiliates.

                           (iii)    Molest or interfere with the goodwill and
relationship with any of the customers or suppliers of Langer or its affiliates.



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                           (iv)     Persuade, accept, induce or solicit any of
the customers, subscribers or accounts of Langer or its affiliates, now existing or hereafter obtained, to engage anyone, other than Langer or its affiliates, to design, manufacture or market foot and gait-related biomechanical products for such customers, subscribers or accounts; or

                           (v)      invest in, lend money or give financial
support to any Competitive Business.

                  (b) Nothing contained in this Section 9 shall be deemed to prohibit the Executive from directly acquiring or holding, solely for investment, securities of any entity some of the activities of which constitute a Competitive Business so long as such securities do not, in the aggregate, constitute more than three percent (3%) of any class or series of outstanding securities of such entity. For the purpose of this Agreement, "PERSON" shall mean any individual, entity or group within meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT").

         10.      Specific Remedies.

         It is understood by the Executive and Langer that the covenants contained in this Section 10 and Sections 7, 8 and 9 are essential elements of this Agreement and that, but for the agreement of the Executive to comply with such covenants, Langer would not have agreed to enter into this Agreement. If the Executive commits a material breach of any of the provisions of Sections 7, 8 or 9 hereof, such breach shall be grounds for termination for Cause. In addition, the Executive acknowledges that Langer may have no adequate remedy at law if he violates any of the terms thereof. The Executive therefore understands and agrees that Langer shall have, without prejudice as to any other remedies, the right upon application to any court of proper jurisdiction and without posting of any bond or other security whatsoever, to a temporary restraining order, preliminary injunction, injunction, specific performance or other equitable relief, it being acknowledged and agreed that any such breach will cause irreparable injury to Langer and that money damages will not provide an adequate remedy to Langer.

         11.      Acknowledgments of the Executive and Langer.

                  (a) The Executive represents that (i) he has the right to enter into this Agreement and this Agreement constitutes a valid and binding obligation enforceable in accordance with its terms, (ii) his execution and delivery of this Agreement, and the performance of his obligations hereunder are not in violation of, and do not conflict with or constitute a default under any agreement by which he is bound or any order, decree or judgment to which he is subject, and (iii) the provisions of Section 7, 8 and 9 will not impose a hardship, financial or otherwise, on the Executive nor prevent him from being gainfully employed.



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                  (b) Langer represents that (i) it has all requisite corporate power and authority to enter into and perform its obligations under this Agreement, (ii) the execution and delivery of this Agreement by Langer and the performance by Langer of the transactions contemplated herein have been duly and validly authorized by all necessary corporate action, (iii) this Agreement is a legal, valid and binding obligation of Langer and (iv) the execution and delivery of this Agreement by Langer and the performance of its obligations hereunder are not in violation of, and do not conflict with or constitute a default under any agreement by which Langer is bound or any order, decree or judgment to which Langer is subject.


         12.      Notices.

         Any notice or other communications required or permitted hereunder shall be in writing and shall be deemed effective (a) upon personal delivery, if delivered by hand, (b) upon receipt of electronic confirmation, if sent by facsimile transmission, (c) three (3) days after the date of deposit in the mails, if mailed by certified or registered mail (return receipt requested), or
(d) on the next business day, if mailed by an overnight mail service to the parties,


 if to Langer:                                 if to the Executive:
The Langer Biomechanics Group, Inc.         Mr. Ronald E. Buron
450 Commack Road                            4 Ivory Ct.
Deer Park, NY  11729                        East Northport, New York  11731
Attn.:  Mr. Andrew Meyers
Facsimile:  (631) 254-2320

Copies of all notices to Langer under this Agreement shall be sent to:

                       Kane Kessler, P.C.
                       1350 Avenue of the Americas
                       New York, New York  10019-4896
                       Attn: Robert L. Lawrence, Esq.
                       Facsimile: (212) 245-3009

or at such other address or facsimile number as either party may from time to time specify to the other.

         13.      Miscellaneous.

                  (a) Successors; Binding Effect; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be enforceable by Langer, its successors and assigns. This Agreement is personal to the Executive and, without the prior written consent of Langer, shall not be assignable by the Executive otherwise than by will or the


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laws of descent and distribution with respect to the Executive's rights, if any, to be paid or receive benefits hereunder. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives. Except for the foregoing, this Agreement shall not create any rights in favor of any party other than the parties hereto or their respective successors and assigns.

                  (b) Law Governing; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to the principles of conflicts of law). Langer and the Executive each agrees that the federal or state courts located in the State of New York shall have exclusive jurisdiction in connection with any dispute arising out of this Agreement. Any litigation proceeding under this Agreement shall be confidential in nature to the fullest extent permitted by applicable law.

                  (c) Severability. If any provision of this Agreement, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenants or rights or remedies which shall be given full effect without regard to the invalid portions. If any of the covenants set forth herein is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form said provision shall then be enforceable.

                  (d) Headings. The headings of this Agreement are for convenience of reference only and shall not affect in any manner any of the terms and conditions hereof.

                  (e) Acts and Documents. The parties agree to do, sign and execute all acts, deeds, documents and corporate proceedings necessary or desirable to give full force and effect to this Agreement.

                  (f) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

                  (g) Modifications and Waivers. No term, provision or condition of this Agreement may be modified or discharged unless such modification or discharge is authorized by the Board and is agreed to in writing and signed by the Executive. No waiver by either party hereto of any breach by the other party hereto of any term, provision or condition of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

                  (h) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter herein and supersedes all prior agreements, negotiations and discussions between the parties hereto, there being no


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extraneous agreements. This Agreement may be amended only in writing executed by the parties hereto affected by such amendment.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first set forth above.

                                            EXECUTIVE


                                            /s/ Ronald E. Buron
                                            -------------------
                                                Ronald E. Buron


                                            LANGER, INC.


                                            By: /s/ Andrew H. Meyers
                                                --------------------
                                                    Name:    Andrew H. Meyers
                                                    Title:   President



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